EXHIBIT 10.1

As of January 1, 2010

John W. Foster
2321 Coit Rd., Suite E
Plano, Texas  75075

Dear Mr. Foster:

Odyssey Pictures Corporation (“Odyssey” or the “Company”), 2321 Coit Road, Suite E, Plano, Texas 75075, agrees to employ you and you agree to accept such employment upon the following terms and conditions:

1.    Term and Employment Period. Your employment under this Agreement shall commence on January 1, 2010 and, unless terminated by Odyssey or you pursuant to paragraph 8(a), (b) or (c), shall continue through and until January 1, 2014 (the “Employment Period”). The period from January 1, 2010 through the date your employment is terminated for any reason is referred to as the “Term”.

2.    Duties. You agree to devote your entire business time, attention and energies to the business of Odyssey and its subsidiaries during your employment with Odyssey. You will be President and Chief Executive Officer of Odyssey, reporting directly and solely to the Board of Directors of Odyssey (“Board”), and you agree to perform all duties reasonable and consistent with that office as the Board may assign to you from time to time. You will have such authority as is necessary for the performance of your obligations hereunder. Your principal place of business shall be Odyssey’s headquarters in the Dallas, Texas metropolitan area.

3.    Compensation.

(a)    Salary. For all the services rendered by you in any capacity under this Agreement, Odyssey agrees to pay you Two Hundred Fifty Thousand Dollars ($250,000) a year in base salary (“Salary”), less applicable deductions and withholding taxes, in accordance with Odyssey’s payroll practices as they may exist from time to time. Your Salary may be increased from time to time by the Board, in its sole discretion.

(b)    Bonus Compensation. You also shall be eligible to receive annual bonus compensation (“Bonus”) during your employment with Odyssey under this Agreement, determined and payable as follows:

(i)    Your Bonus for each calendar year during your employment with Odyssey under this Agreement will be determined in accordance with the Odyssey Senior Executive Short-Term Incentive Plan, as the same may be amended from time to time (the “STIP”). To the extent such program has not been adopted for any given year during the Term, your bonus will be determined by the Board of Directors. In the event that this Agreement is terminated other than pursuant to Sections 8(b) or (c), you will not be eligible for a Bonus in such calendar year of termination.

(ii)    Your target bonus (“Target Bonus”) for each of those calendar years shall be 20% of your Salary as in effect on December 1st of such year. Your Bonus may be prorated for any portion of the calendar year that you were employed by Odyssey.

(iii)    Your Bonus for any calendar year shall be payable, less applicable deductions and withholding taxes, by February 28th of the following year.

(c)    Long-Term Incentive Plans (“LTIP”).

(i)    Special Grant: Subject to the terms and conditions set forth herein, you have been awarded a special grant (the “Special Grant”) of stock in the amount of Five Million (5,000,000) shares of Odyssey’s Class A Common Stock, effective as of January 1, 2010 (the “Date of Special Grant”) . The Special Grant shall be distributed in three equal installments with the first, being made on or before March 31, 2011, and second and third distributed on January 31, 2012 and January 31, 2013. The Special Grant is not barred by Sections 8(b), 8(c) or 9, nor must you be an employee of Odyssey on such distribution date to be eligible to receive such installment.

(ii)    Additional Grants: In addition to the Special Grant, during your employment under this Agreement, you shall be eligible to participate in one or more of Odyssey’s long-term incentive plans at a level appropriate to your position as determined by the Odyssey Board of Directors or a committee of the Board, in its sole discretion.

(iii)    In addition to other compensation provided for herein, you are granted the following options to purchase common shares of the Company which shall vest on the first day of the option period described in each option as follows:

a.
Option 1:  Option to purchase one million shares of the Company's Common Stock at a price of $.25 per share for and during a period of three years beginning on January 1, 2011 and ending December 31, 2013.

b.
Option 2:  Option to purchase one million shares of the Company's Common Stock at a price of $.50 per share for and during a period of three years beginning on January 1, 2012 and ending December 31, 2014.

c.
Option 3:  Option to purchase one million shares of the Company's Common Stock at a price of $1.00 per share for and during a period of three years beginning on January 1, 2013 and ending December 31, 2015.

d.
Option 4:  Option to purchase one million shares of the Company's Common Stock at a price of $2.00 per share for and during a period of three years beginning on January 1, 2014 and ending December 31, 2016.

4.    Benefits. You shall participate in such vacation, medical, dental, life insurance, long-term disability insurance, 401(k), pension and other plans as Odyssey may have or establish from time to time and in which you would be entitled to participate under the terms of the plan. This provision, however, shall not be construed to either require Odyssey to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement, provided however, that as a minimum you shall be entitled to take vacation leave in the amount of three weeks per year.

5.    Business Expenses.  During your employment during the Term of this Agreement, Odyssey shall reimburse you for such reasonable travel and other expenses incurred in the performance of your duties as are customarily reimbursed to Odyssey executives at comparable levels.   You shall be entitled to a one time $10,000 advance against expenses to be incurred and Odyssey shall maintain this advance throughout the Term. In addition, Odyssey shall pay, as a reimbursement, expenses related to policies you carry for yourself regarding Medical and Life Insurance on a pretax basis, as allowed. You will also be reimbursed for medical expenses incurred for prescriptions and doctor visits that result from your portion of insurance copay.

6.    Non-Competition, Confidential Information, Etc.

(a)    Non-Competition. You agree that your employment with Odyssey is on an exclusive basis and that, while you are employed by Odyssey, you will not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) under this Agreement. You agree that, during the Non-Compete Period (as defined below), you shall not directly or indirectly engage in or participate as an owner, partner, member, stockholder, officer, employee, director, agent of or consultant for any business competitive with any business of Odyssey, without the written consent of Odyssey; provided, however, that this provision shall not prevent you from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall equal the entire Term; provided, however, that, if your employment terminates before the end of the Employment Period, the Non-Compete Period shall terminate, if earlier, (i) one year after you terminate your employment for Good Reason or Odyssey terminates your employment without Cause, or on such earlier date as you may make the election under paragraph 6(j) (which relates to your ability to terminate your obligations under this paragraph 6(a) in exchange for waiving your right to certain compensation and benefits); or (ii) eighteen (18) months after Odyssey terminates your employment for Cause. (Defined terms used without definitions in the preceding sentence have the meanings provided in paragraphs 8(a) and (b).)

(i)           It is understood that there is no conflict of interest or competition interference from Employee’s position as a member of JL Media Services LLC.

Provided however, that in the event that you bring a business opportunity to Odyssey and the Board of Directors elects not to proceed with that opportunity or does not elect in writing to proceed within 10 days of the date that it is presented to the Board, you are free to pursue that opportunity separate and apart from Odyssey.

(b)    Confidential Information. You agree that, during the Term or at any time thereafter, (i) you shall not use for any purpose other than the duly authorized business of Odyssey, or disclose to any third party, any information relating to Odyssey or any of its affiliated companies which is proprietary to Odyssey or any of its affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with Odyssey’s policies); and (ii) you will comply with any and all confidentiality obligations of Odyssey to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (y) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

(c)    No Employee Solicitation. You agree that, during the Term or any period you are receiving compensation pursuant to this Agreement and for one (1) year thereafter, you shall not, directly or indirectly, engage, employ or solicit the employment or consulting services of any person who is then or has been within six (6) months prior to the time of such action, an employee of Odyssey or any of its affiliated companies, or enter into an agreement to do so.

(d)    Odyssey Ownership. The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services during your employment with Odyssey and/or any of its affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and Odyssey shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner Odyssey determines in its sole discretion without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to Odyssey under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and Odyssey shall have the right to use the work in perpetuity throughout the universe in any manner Odyssey determines in its sole discretion without any further payment to you. You shall, as may be requested by Odyssey from time to time, do any and all things which Odyssey may deem useful or desirable to establish or document Odyssey’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate the CEO or his designee as your attorney-in-fact with the power to execute such documents on your behalf. To the extent you have any rights in the results and proceeds of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and does not limit, restrict, or constitute a waiver by Odyssey or any of its affiliated companies of any ownership rights to which Odyssey or any of its affiliated companies may be entitled by operation of law by virtue of being your employer.

(e)    Litigation. You agree that, during the Term (or any period you are receiving compensation pursuant to this Agreement) and for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding, (i) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Odyssey or any of Odyssey’s affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Odyssey or Odyssey’s counsel; and (ii) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly notify Odyssey’s counsel before providing such information or documents.

(f)    No Right to Give Interviews or Write Books, Articles, Etc. during the Term (or any period you are receiving compensation pursuant to this Agreement), except within the context of publicity and promotion of Odyssey and as otherwise authorized by Odyssey, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning Odyssey or any of its affiliated companies or any of their respective officers, directors, agents, employees, suppliers or customers.

(g)    Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Odyssey or any of its affiliated companies shall remain the exclusive property of Odyssey. In the event of the termination of your employment for any reason, Odyssey reserves the right, to the extent permitted by law and in addition to any other remedy Odyssey may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may owe to Odyssey or any of its affiliated companies at the time of or subsequent to the termination of your employment with Odyssey; and (ii) the value of the Odyssey property which you retain in your possession after the termination of your employment with Odyssey. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

(h)    Non-Disparagement. You agree that, during the Term (or any period you are receiving compensation pursuant to this Agreement) and for two (2) years thereafter, you shall not, in any communications with the press or other media or any customer, client or supplier of Odyssey or any of its affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of Odyssey or any of its affiliated companies or any of their respective directors or senior officers.

(i)    Injunctive Relief. Odyssey has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6(a) through (h) of this Agreement will result in irreparable damage to Odyssey, and, accordingly, Odyssey may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to Odyssey.

(j)    Survival; Modification of Terms. Your obligations under paragraphs 6(a) through (i) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term; provided, however, that your obligations under paragraph 6(a) (but not under any other provision of this Agreement) shall cease if you terminate your employment for Good Reason or Odyssey terminates your employment without Cause and you notify Odyssey in writing that you have elected to waive your right to receive, or to continue to receive, payments and benefits under paragraphs 8(d)(i) through (vi) and/or 8(e). You and Odyssey agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is your intention and the intention of Odyssey that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable.

7.    Disability. In the event that you become “disabled” within the meaning of such term under Odyssey’s Short-Term Disability (“STD”) program and its Long-Term Disability (“LTD”) program to the extent that the Company has adopted either such program during the Term (such condition is referred to as a “Disability”), and if not, in accordance with generally accepted equivalent provisions established by the Board, you will receive compensation under the STD program in accordance with its terms. If the Board has not adopted an STD or LTD program, then you shall continue to receive full salary and benefits during the STD or LTD period. Upon adoption thereafter, you will be eligible to receive benefits under the LTD program in accordance with its terms. If you have not returned to work by December 31st of a calendar year during the Term, you will receive bonus compensation for the calendar year(s) during the Term in which you receive compensation under the STD program, determined as follows:

(i)    for the portion of the calendar year from January 1st until the date on which you first receive compensation under the STD program, bonus compensation shall be determined in accordance with the STIP (i.e., based upon Odyssey’s achievement of its goals and Odyssey’s good faith estimate of your achievement of your personal goals) and prorated for such period; and

(ii)    for any subsequent portion of that calendar year and any portion of the following calendar year in which you receive compensation under the STD program, bonus compensation shall be in an amount equal to your Target Bonus and prorated for such period(s).

Bonus compensation under this paragraph 7 shall be paid, less applicable deductions and withholding taxes, by February 28th of the year(s) following the year as to which such bonus compensation is payable. You will not receive bonus compensation for any portion of the calendar year(s) during the Term while you receive benefits under an LTD program as adopted. For the periods that you receive compensation and benefits under the STD and LTD programs, such compensation and benefits and the bonus compensation provided under this paragraph 7 are in lieu of Salary and Bonus under paragraphs 3(a) and (b). The stock options granted to you under the LTIP (as defined in paragraph 8(d)(vii)) which are exercisable on or prior to the date on which benefits commence under the LTD program, together with all LTIP stock options that would have vested and become exercisable on or before the last day of the Term (which options shall become immediately vested and exercisable), shall be exercisable until the first anniversary of the date on which such benefits commence or, if earlier, the expiration date of the stock options.

8.    Termination.

(a)    Termination for Cause. Odyssey may, at its option, terminate your employment during the Employment Period forthwith for Cause and thereafter shall have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefits. Cause shall mean: (i) embezzlement, fraud or other conduct which would constitute a felony; (ii) willful unauthorized disclosure of Confidential Information; (iii) your failure to obey a material lawful directive that is appropriate to your position from an executive(s) in your reporting line; (iv) your material breach of this Agreement; or (v) your failure (except in the event of your Disability) or refusal to substantially perform your material obligations under this Agreement. Odyssey will give you written notice prior to terminating your employment pursuant to (iii), (iv), or (v) of this paragraph 8(a), setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) business days from the giving of such notice within which to cure any failure, breach or refusal under (iii), (iv), or (v) of this paragraph 8(a); provided, however, that, if Odyssey reasonably expects irreparable injury from a delay of ten (10) business days, Odyssey may give you notice of such shorter period within which to cure as is reasonable under the circumstances.

(b)    Good Reason Termination. You may terminate your employment under this Agreement for Good Reason at any time during the Employment Period by written notice to Odyssey no more than thirty (30) days after the occurrence of the event constituting Good Reason. Such notice shall state an effective date no earlier than thirty (30) business days after the date it is given. Odyssey shall have ten (10) business days from the giving of such notice within which to cure and, in the event of such cure; your notice shall be of no further force or effect. Good Reason shall mean without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with your Disability):

(i)    the assignment to you of duties or responsibilities substantially inconsistent with your position(s) or duties;

(ii)    the withdrawal of material portions of your duties described in paragraph 2 or a change in your reporting relationships such that you do not report directly and solely to the Board; (iii) the material breach by Odyssey of its material obligations under this Agreement; or (iv) the relocation of your position outside the Dallas, Texas metropolitan area.

(c)    Termination Without Cause. Odyssey may terminate your employment under this Agreement without Cause at any time during the Employment Period by written notice to you.

(d)    Termination Payments/Benefits. In the event that your employment terminates under paragraph 8(b) or (c), you shall thereafter receive, less applicable withholding taxes:

(i)    your Salary, and any amounts outstanding that are due to you, as in effect on the date on which your employment terminates, until the end of the Term.

(ii)    bonus compensation for the calendar year in which such termination occurs, payable by February 28th of the following year, determined as follows:

(a)    for the portion of the calendar year from January 1st until the date of the termination, bonus compensation shall be determined in accordance with the STIP (i.e., based on Odyssey’s achievement of its goals and Odyssey’s good faith estimate of your achievement of your personal goals) and prorated for such period; and

(b)    for the remaining portion of such calendar year during  the Employment Period, bonus compensation shall be in an amount equal to your Target Bonus and prorated for such period;

(iii)    bonus compensation for each subsequent calendar year or portion thereof during the Employment Period, in an amount equal to your Target Bonus, prorated for any partial calendar year and payable by February 28th of the following year;

(iv)    any reimbursement allowances until the end of the Employment Period, paid in accordance with Odyssey’s then effective payroll practices;

(v)    medical and dental insurance coverage for you provided under COBRA at no cost to you (except as hereafter described) pursuant to Odyssey’s then-current benefit plans until the end of the Employment Period or, if earlier, the date on which you become eligible for medical and dental coverage from a third party; provided, that, during the period that Odyssey provides you with this coverage, an amount equal to the applicable COBRA premiums (or such other amounts as may be required by law) will be included in your income for tax purposes to the extent required by law and Odyssey may withhold taxes from your compensation for this purpose; and provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the balance, if any, of the period required by law;

(vi)    life insurance coverage until the end of the Employment Period pursuant to Odyssey’s then-current policy in the amount then furnished to Odyssey employees at no cost (the amount of such coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third party employer); and

(vii)    the following with respect to any stock options granted to you under the  LTIP to be adopted by the Board or as applicable to options granted by the Board in absence of an adopted plan and any predecessor or successor plans (“LTIP”):

(x)    all LTIP stock options that have not vested and become exercisable on the date of such termination but that would have vested on or before the end of the Employment Period shall vest on the date of termination; such LTIP stock options shall remain exercisable for six (6) months after such date or, if earlier, until their expiration date; and

(y)    any and all outstanding LTIP stock options that have previously vested and become exercisable by the date of such  termination shall remain exercisable for six (6) months after such date or, if earlier, until their expiration date.

You shall be required to notify the Board should alternate employment be secured during the Employment Period, and the amount of such payments shall be reduced by any compensation earned by you from any source, including, without limitation, salary, sign-on or annual bonus compensation, consulting fees, commission payments.  No reduction for other compensation shall be made, for twelve (12) months after the termination of your employment or, if less, the balance of the Employment Period.

(e)    Non-Renewal Notice/Payments. If Odyssey elects not to extend or renew this Agreement at the end of the Employment Period, you shall receive the following:

(i)    If (a) Odyssey notifies you less than twelve (12) months before the end of the Employment Period that it has elected not to extend or renew this Agreement (such notice is referred to as a “Non-Renewal Notice”), or (b) your employment terminates under paragraph 8(b) or (c) during the final twelve (12) months of the Employment Period, you shall continue to receive, after your employment terminates, your then-current Salary for the balance of the twelve (12) months from the date on which the Non-Renewal Notice is given or your employment terminates, whichever is earlier, plus any and all outstanding amounts that may be due to you.

(ii)    If Odyssey does not give you a Non-Renewal Notice by the end of the Employment Period and you remain employed through that date but have not entered into a new contractual relationship with Odyssey or any of its affiliated companies, and Odyssey thereafter terminates your employment without Cause, you shall continue to receive your then-current Salary for the balance, if any, of the twelve (12) months after the expiration of the Employment Period, plus any and all outstanding amounts that may be due to you.

Notwithstanding the foregoing, you shall not receive Salary under this paragraph 8(e) with respect to any period for which you receive Salary under paragraph 8(d)(i). Payments under this paragraph 8(e) shall be made, less applicable withholding taxes, in accordance with Odyssey’s then effective payroll practices.  You shall be required to mitigate the amount of any payment under this paragraph 8(e) by seeking other employment, and the amount of any such payment shall be reduced by any compensation earned by you from any source, including, without limitation, salary, sign-on or annual bonus compensation, consulting fees, commission payments, ~~car allowance~~ and, in the event you receive long-term compensation with a present value, as reasonably determined by Odyssey, greater than you would likely have received from Odyssey during a comparable period (based on historical grants of long-term compensation during your service with Odyssey and Odyssey’s practices with respect to your position, and prorating the value of such long-term compensation over the term of service required to vest therein), in each case as reasonably determined by Odyssey, the amount of such excess.

(f)    Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(d) with respect to medical and dental benefits and life insurance), participation in all Odyssey benefit plans and programs (including, without limitation, vacation accrual, the Odyssey Investment Plan, if adopted, the Odyssey Pension Plan, if adopted, and the related excess plans, LTD, accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights you may have under the terms of such plans or programs. If an LTIP has been adopted by the Company, the foregoing shall not apply to the LTIP and, after the termination of your employment, your rights under the LTIP shall be governed by the terms of the LTIP option agreements and the applicable LTIP plans together with paragraph 8(d)(vii).

(g)    Resignation from Official Positions. If your employment with Odyssey terminates for any reason, you shall be deemed to have resigned at that time from any and all officer or director positions that you may have held with Odyssey or any of its affiliated companies and all board seats or other positions in other entities you held on behalf of Odyssey. If, for any reason, this paragraph 8(g) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of Odyssey, any documents or instruments which Odyssey may deem necessary or desirable to effectuate such resignation or resignations, and you hereby authorize the Secretary and any Assistant Secretary of Odyssey to execute any such documents or instruments as your attorney-in-fact.

9.    Death. In the event of your death prior to the end of the Employment Period while actively employed, your beneficiary or estate shall receive (i) your Salary and any amounts owing to you by Odyssey up to the date on which the death occurs; (ii) any Bonus earned in the prior year but not yet paid; and (iii) bonus compensation for the calendar year in which the death occurs, determined in accordance with the STIP (i.e., based upon Odyssey’s achievement of its goals and Odyssey’s good faith estimate of your achievement of your personal goals) and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by February 28th of the following year. In the event of your death after the termination of your employment while you are entitled to receive compensation under paragraph 8(d) or (e), your beneficiary or estate shall receive (x) any Salary payable under paragraph 8(d)(i) or 8(e) up to the date on which the death occurs; (y) any bonus compensation earned under paragraph 8(d)(ii) or (iii) with respect to the prior year but not yet paid; and (z) any bonus compensation for the calendar year in which the death occurs, determined in accordance with paragraph 8(d)(ii) or (iii) and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, on or before but not later than February 28th of the following year. Your beneficiary or estate or permitted transferee shall also be entitled to exercise LTIP stock options which are exercisable on or prior to your death, together with all LTIP stock options that would have vested and become exercisable on or prior to the last day of the Term but for your death (which options shall immediately become vested and exercisable), until the first anniversary of the date of death or, if earlier, the expiration date of the stock options.

10.    No Acceptance of Payments. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Odyssey and/or its affiliated companies for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Odyssey and/or any of its affiliated companies.

11.    Equal Opportunity Employer; Employee Statement of Business Conduct. You recognize that Odyssey is an equal opportunity employer. You agree that you will comply with Odyssey policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, sex, religion, national origin, citizenship, age, marital status, sexual orientation, disability or veteran status. In addition, you agree that you will comply with the Odyssey Employee Statement of Business Conduct.

12.    Indemnification. Odyssey hereby agrees that it shall indemnify and hold you harmless to the maximum extent permitted by the laws of the State of Nevada (or the state of incorporation for Odyssey at such time). Neither the determination of Odyssey, its Board of Directors, independent legal counsel or stockholders that you are not entitled to indemnification or the failure of any or all of them to make any determination regarding such entitlement shall create any presumption or inference that you have not met the applicable standard of conduct. If you have any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which you may request indemnity under this provision (a “Proceeding”), you will give Odyssey prompt written notice thereof, provided that the failure to give such notice shall not affect your right to indemnification. Odyssey shall be entitled to assume the defense of any Proceeding and you will use reasonable efforts to cooperate with such defense. To the extent that you in good faith determine that there is an actual or potential conflict of interest between Odyssey and you in connection with the defense of a Proceeding, you shall so notify Odyssey and shall be entitled to separate representation by counsel selected by you (provided that Odyssey may reasonably object to the selection of counsel within five (5) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with Odyssey’s counsel and minimize the expense of such separate representation to the extent consistent with your separate defense. Odyssey shall not be liable for any settlement of any Proceeding effected without its prior written consent. You shall be entitled to advancement of expenses incurred by you in defending any Proceeding upon receipt of an undertaking by you or on your behalf to repay such amount if it shall ultimately be determined that you are not entitled to be indemnified by Odyssey.

12a.    it is understood that there is no conflict of interest between Employee’s position as a member of an affiliate company, JL Media Services LLC.

13.    Notices. All notices under this Agreement must be given in writing, by personal delivery or by mail, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of Odyssey, to the attention of the General Counsel of Odyssey.  Any notice given by mail shall be deemed to have been given three days following such mailing.

14.    Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or Odyssey except that Odyssey may assign this Agreement to any affiliated company of or any successor in interest to Odyssey.

15.    TEXAS LAW, ETC. YOU ACKNOWLEDGE THAT THIS AGREEMENT HAS BEEN EXECUTED, IN WHOLE OR IN PART, IN TEXAS, AND YOUR EMPLOYMENT DUTIES ARE PRIMARILY PERFORMED IN TEXAS. ACCORDINGLY, YOU AGREE THAT EXCEPT AS SETH FORTH IN SECTION 12, THIS AGREEMENT AND ALL MATTERS OR ISSUES ARISING OUT OF OR RELATING TO YOUR ODYSSEY EMPLOYMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS ENTERED INTO AND PERFORMED ENTIRELY THEREIN. ANY ACTION TO ENFORCE THIS AGREEMENT SHALL BE BROUGHT SOLELY IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF PLANO, COLLIN COUNTY.

16.    No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on Odyssey or you to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the termination of this Agreement or the expiration of the Employment Period.

17.    Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties.

18.    Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

19.    Supersedes Prior Agreements. With respect to the period covered by the Employment Period, this Agreement supersedes and cancels all prior agreements relating to your employment by Odyssey or any of its affiliated companies. If the foregoing correctly sets forth our understanding, please sign, date and return all three (3) copies of this Agreement to the undersigned for execution on behalf of Odyssey; after this Agreement has been executed by Odyssey and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

Very truly yours,

ODYSSEY PICTURES CORPORATION

By: /s/ Stefan Drakelid
Name: Stefan Drakelid
Title: Vice Chairman of the Board

ACCEPTED AND AGREED:

/s/ John W. Foster
John W. Foster
Dated: January 1, 2010